ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "***Agreement***") is entered into as of April 15, 2020 (the "***Effective Date***"), by and between Natural Medicine L.L.C., a Nevada limited liability company ("***Purchaser***"), and MEDIFARM LLC, a Nevada limited liability company ("***Seller***").

RECITALS

A. Seller is engaged in the business of selling Medical and Recreational Marijuana and all associated derivatives and products, under multiple State of Nevada Department of Taxation licenses, at the Premises, being referred to herein as the "***Business;***"

B. Purchaser is interested in purchasing, and Seller is interested in selling, certain assets related to the Business, as more fully described herein; and

C. The parties hereto desire that Seller sell, assign, transfer and convey to Purchaser, and that Purchaser purchase from Seller, the Assets (as defined below) in exchange for the consideration set forth herein, all according to the terms and subject to the conditions set forth in this Agreement (the "***Transaction***").

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets.

(a) Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing Date (as defined below), Seller agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller's right, title and interest in and to the Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) In connection with the Transaction, on the Closing Date, Seller shall take any and all actions that may be required, or reasonably requested by Purchaser, to transfer good, valid and marketable title to all of the Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), to Purchaser, and Seller shall deliver possession of all of the Assets to Purchaser on the Closing Date. Seller shall further deliver to Purchaser proper assignments, bills of sale, conveyances and other instruments of sale and/or transfer in forms reasonably satisfactory to Purchaser to convey to Purchaser good title to all Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), as well as such other instruments of sale and/or transfer as Purchaser may reasonably request (whether on or after the Closing Date) to evidence and effect the Transaction contemplated herein.

1.2 Assets. As used in this Agreement, the term "***Assets***" means, collectively, all of Seller's right, title and interest in and to all the assets, properties and rights, good will and including Permits issued to it by any Governmental Authority, which are used exclusively in connection with the operation of the Seller's Business, and the Seller's assignment to all rights, title and interest to the lease for the Premises (the "***Lease***"), in each case only those specifically related to or located at the Premises, excluding the Excluded Assets (as defined below).

1.3 Excluded Assets. Notwithstanding anything herein to the contrary, it is hereby expressly acknowledged and agreed that the Assets shall not include, and Seller is not selling, conveying, assigning, transferring or delivering to Purchaser, and Purchaser is not purchasing, acquiring or accepting from Seller, any of the rights, properties or assets set forth or described below (the "***Excluded Assets***"):

(a) all rights, claims or causes of action of Seller arising under this Agreement;

(b) all Seller bank accounts;

(c) all Accounts Receivable;

(d) all of Seller's inventory;

(e) all Seller credit cards, lines of credit, or similar agreements for the extension of credit;

(f) all Employee Benefit Plans and any assets associated with such Employee Benefit Plans; and

(g) any contracts of Seller (other than the Lease);

(h) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller; and

(i) any and all obligations and liabilities of Seller not specifically assumed pursuant to Section 1.4 below.

1.4 Assumed Liabilities. Subject to and upon the terms and conditions of this Agreement, effective as of the Closing Date, Purchaser agrees to assume from Seller and to pay, perform and discharge according to their terms only the following specified Liabilities (collectively, the "***Assumed Liabilities***"), but no others: (i) all Liabilities, if any, of Seller specifically set forth herein, (ii) all Liabilities incurred with respect to the Assets from and after the Closing Date, and (iii) any Transfer Taxes, Fees and Property Taxes, in each case, to the extent specifically allocated to Purchaser pursuant to Section 5.2. Purchaser shall not assume any Liabilities of Seller, and Seller shall remain liable for and shall discharge any and all Liabilities incurred with respect to the Assets prior to the Closing.

1.5 Excluded Liabilities. Purchaser shall not assume any Liabilities of Seller other than the Assumed Liabilities (the "***Excluded Liabilities***"), which in each case shall remain obligations and Liabilities of Seller.

1.6 Purchase Consideration.

(a) The aggregate consideration for the Assets shall be $5,250,000 (the "***Purchase Price***") and the assumption of the Assumed Liabilities, which shall be paid as follows:

(b) $1,000,000 in cash by wire transfer of immediately available funds to an account designated by Seller upon execution of this Agreement;

(c) $1,000,000 in cash by wire transfer of immediately available funds to an account designated by Seller upon the later of (i) the State of Nevada lifting the current prohibition on cannabis retail dispensaries from conducting in-store sales, or (ii) June 1, 2020;

(d) $500,000 in cash by wire transfer of immediately available funds to an account designated by Seller within 2 business days of the later of (i) submission of a change of ownership application with the Nevada Department of Taxation, or (ii) July 1, 2020; provided Purchaser shall use its best efforts to make such submission prior to July 1, 2020; and

(e) $2,750,000 in the form of a Promissory Note (the "Note") secured pursuant to a Security Agreement (the "Security Agreement"), each substantially in the form attached hereto as Exhibit A.

1.7 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Asset, lease, Permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a material breach or violation thereof or affect adversely the rights of Purchaser or Seller thereunder; and any assignment or transfer to Purchaser by Seller of any interest under any such Asset, lease, Permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. Nothing in this Section 1.7 shall be deemed to constitute an agreement to exclude from the Assets any assets described under Section 1.2.

1.8 Allocation. Following the Closing, Seller and Purchaser shall use commercially reasonable efforts to prepare a joint schedule allocating the aggregate consideration (including the Assumed Liabilities) payable for the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the "***Allocation Schedule***"). If Seller and Purchaser are able to agree upon the Allocation Schedule within thirty (30) days following the Closing Date, Seller and Purchaser shall each file IRS Form 8594, and all federal, state, local and foreign tax returns, in accordance with the Allocation Schedule. If Purchaser and Seller are unable to agree upon the Allocation Schedule within 30 days after the Closing Date, any dispute or disagreement between Purchaser and Seller regarding any matter set forth in the Allocation Schedule shall be resolved promptly by the Independent Auditor, the costs of which shall be borne equally by Purchaser, on the one hand, and Seller, on the other hand. Purchaser and Seller shall prepare and file all Tax Returns and other statements in a manner consistent with the Allocation Schedule and shall not make any inconsistent statement or adjustment on any Tax Returns or otherwise during the course of an audit, investigation or other dispute with a Taxing authority, provided, however, that nothing contained herein shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Allocation Schedule, and neither Purchaser nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing authority challenging such Allocation Schedule.

1.9 Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as Purchaser is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE II

THE CLOSING

2.1 Closing. The consummation of the Transaction will take place at a closing to be held at the offices of Seller (the "***Closing***") on the third business day after the satisfaction or waiver of all of the closing conditions to the obligations of the parties contemplated hereby (the "***Closing Date***").

2.2 Deliveries by Purchaser at the Closing. At the Closing, as conditions precedent to Closing, Purchaser shall deliver, or cause to be delivered, to Seller, the following:

(a) The Note and Security Agreement, each duly executed by Purchaser; and

(b) an Estoppel Certificate in the form required by the Nevada Department of Taxation duly executed by Purchaser.

2.3 Deliveries by Seller at the Closing. At the Closing, as conditions precedent to Closing, Seller shall deliver, or cause to be delivered, to Purchaser, the following:

(a) any required consents from third parties, including the State of Nevada, Clark County and City of Las Vegas, for the transactions contemplated herein;

(b) an assignment to Purchaser of the Lease executed by the Seller's landlord and including all previous amendments and the currently pending Second Amendment to the Lease, and providing Purchaser, as the assignee, the ability to extend the Lease Term in an amount of time sufficient for the Closing to occur;

(c) a bill of sale, assignments and assumptions of contracts and licenses, and such other good and sufficient instruments of conveyance, assignment and transfer, duly executed by Seller and which are in form and substance reasonably satisfactory to counsel to Purchaser and are legally sufficient to vest in Purchaser, good title to the Assets; and

(d) all Medical Marijuana or Recreational Marijuana licenses pertinent to the Business, approved by the State of Nevada and all related approvals from Governmental Authorities, including Clark County, and transferred to Purchaser.

2.4 Simultaneous Delivery. All deliveries at the Closing as provided for in Section 2.2 shall be deemed to be made and effected simultaneously with each other and with all deliveries provided for in Section 2.3, and all such deliveries shall be deemed to be in escrow until all such deliveries provided for in Section 2.2 and in Section 2.3 have been made and effected.

2.5 Termination. The parties may terminate this agreement prior to the Closing as provided below:

(a) by mutual written consent;

(b) the Purchaser may terminate this Agreement by giving written notice to the Seller in the event the Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 2.3 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Purchaser to the Seller of written notice of such breach;

(c) the Seller may terminate this Agreement by giving written notice to the Purchaser in the event the Purchaser is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 2.2 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Seller to the Purchaser of written notice of such breach; or

(d) the Purchaser may terminate this Agreement by giving written notice to the Seller if the

Closing shall not have occurred on or before two (2) years after the Effective Date (the "***Outside Date***") by reason of the failure of any condition precedent under Section 2.3 (unless the failure results primarily from a breach by the Purchaser of any representation, warranty or covenant contained in this Agreement); provided that if Purchaser elects not to terminate this Agreement as permitted hereunder, the Management Agreement identified in Section 5.6 shall continue and remain in effect until the Closing occurs.

2.6 Return of Purchase Price Upon Termination. The parties acknowledged, accept, and agree that in the event that this Agreement is terminated pursuant to Section 2.5 or in any manner permitted by this Agreement, Seller shall immediately return any portion of the Purchase Price paid previously by Purchaser pursuant to Section 1.6 and the parties shall have no further obligations to the other.

2.7 Failure to Obtain Regulatory Approval. The parties acknowledge, accept, and agree that if Purchaser does not obtain regulatory approval for the transactions contemplated herein, despite the reasonable diligence of the parties (including re-submitting for such approval with different principals), this Agreement shall terminate and neither party shall be deemed to be in breach and neither party shall be entitled to any damages or any other relief. Upon such termination, however, Seller shall immediately return any portion of the Purchase Price paid previously by Purchaser pursuant to Section 1.6 and the parties shall have no further obligations to each other.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as is otherwise set forth in Seller's disclosure schedule (the "***Seller Disclosure Schedule***") delivered by Seller to Purchaser and dated as of the date of this Agreement, Seller represents and warrants that the statements contained in this Article III are true and correct as of the date hereof. Matters disclosed by Seller in the Seller Disclosure Schedule in reference to any section of this Agreement shall be deemed to be disclosed for all purposes under this Agreement to the extent it is reasonably apparent on its face that such disclosure is applicable for such other purposes.

3.1 Organization; No Subsidiaries. Seller is a company duly organized and validly existing under the Laws of the State of Nevada and has full power and authority to carry on its business as now conducted. Seller does not have any subsidiaries, and the Business is conducted solely by Seller.

3.2 Authorization. This Agreement will constitute, a valid and binding agreement of Seller enforceable against Seller, in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the "***Enforceability Exceptions***"). Seller has all requisite power and authority to execute and deliver this Agreement, to carry out and perform its obligations hereunder and thereunder and to carry out and perform the transactions contemplated herein and therein. All requisite action on the part of Seller has been taken to authorize the execution and delivery of this Agreement.

3.3 No Conflicts; Consents. Except for the authorization, consent or approval of the State of Nevada, Clark County and City of Las Vegas and the Seller's landlord or as set forth in the Seller Disclosure Schedule, the execution and the delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not (a) conflict with or violate the articles of organization or operating agreement of Seller, (b) conflict with or violate, result in a material breach of, constitute a material default (with or without notice or lapse of time, or both) under or violation of, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance pursuant to, any note, bond, mortgage,

indenture, lease, sublease, contract or other agreement or instrument, permit, concession, franchise, license, sublicense or Law applicable to Seller or any of the Assets, (c) conflict with or violate, on the part of Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Authority, (d) require any notice, consent or waiver under any agreement or contract of Seller, except for the required consents listed in Section 1.7, (e) result in the imposition of any Encumbrance upon any of the Assets (other than a Permitted Encumbrance), (f) conflict with or violate any judgment, order, writ, injunction, or decree applicable to Seller or any of the Assets, or (g) conflict with or violate any material Law applicable to Seller or any of the Assets.

3.4 Assets. Seller has, and, following the Closing, Purchaser will have, good, valid and marketable title to the Assets free and clear of all Encumbrances (other than Permitted Encumbrances). Seller has, and following the Closing, Purchaser will have, a valid and binding leasehold interest in any leased equipment, and real property included among the Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). At the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser good, valid, and marketable title in, and all of Seller's right, title and interest in and to all of the Assets, free and clear of any Encumbrances (other than Permitted Encumbrances).

3.5 Litigation. Except as set forth in the Seller Disclosure Schedule, there is no litigation, claim, action, suit, arbitration, charge, demand, proceeding or investigation (each, an "***Action***") pending or, to Seller's Knowledge, threatened against Seller relating to the Business, the Assets or the Assumed Liabilities. None of the Business or the Assets is subject to (i) any continuing order, consent decree, settlement agreement or other similar written agreement with any Governmental Authority, including, for the avoidance of doubt, any arbitrator, mediator or similar person, (ii) any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority or (iii) to Seller's Knowledge, any continuing investigation or inquiry by any Governmental Authority and, to Seller's Knowledge, there is no valid basis for any such investigation or inquiry.

3.6 No Brokers or Finders. Except as set forth in the Seller Disclosure Schedule, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Seller, the Business or any of the Assets for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

3.7 Compliance with Laws. Other than federal cannabis Laws, Seller (i) is not in conflict with, or in default, breach or violation in any respect of any applicable Law, (ii) has conducted the operations of the Business in compliance with applicable Law in all respects and has not received notice of any violation or alleged violation of any applicable Law, and (iii) no event has occurred, and no condition exists, that would reasonably be likely to (with or without notice of lapse of time) constitute or result directly or indirectly in a violation by Seller of, or a failure on the part of Seller to comply with, any applicable Law.

3.8 Real Property. Seller has good and valid leasehold interest in the Premises free and clear of all Encumbrances, other than Permitted Encumbrances. With respect to the lease or other occupancy agreements affecting the Premises (each, a "***Lease***"), true and complete copies of which have been furnished by Seller to Purchaser, there exists no default by Seller or any event or circumstance which upon notice or the passage of time, or both, would give rise to any default by Seller, nor, to the Knowledge of Seller, is there any such default or events or circumstances of default by any lessor or subtenant under such Lease, other than that noted in the Seller Disclosure Schedule. No party other than Seller has the right to occupy any of the Premises. The Premises and all improvements located thereon are free from material defect, are in good operating condition and repair (normal wear and tear excepted) and are suitable for the purposes for which the Premises and improvements thereon are presently used.

3.9 Taxes. Seller has timely filed (taking into account any extensions of time for such filings

that have been properly and timely requested by Seller) all material Tax Returns that were required to be filed. All such Tax Returns are complete and accurate in all material respects. All material Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Governmental Authority in a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets or the Business for Taxes (other than Permitted Encumbrances).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants that the statements contained in this Article IV are true and correct as of the date hereof. Matters disclosed by Purchaser in the Purchaser Disclosure Schedule in reference to any section of this Agreement shall be deemed to be disclosed for all purposes under this Agreement to the extent it is reasonably apparent on its face that such disclosure is applicable for such other purposes.

4.1 Organization and Valid Existence. Purchaser is a Nevada limited liability company duly formed, validly existing and in good standing under the Laws of the State of Nevada and has full power and authority to carry on its business as now conducted.

4.2 Authorization. This Agreement is duly and validly executed and delivered by Purchaser and constitute, or will constitute, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Exceptions. Purchaser has all requisite power and authority to execute and deliver this Agreement, to carry out and perform its obligations hereunder and thereunder and to carry out and perform the transactions contemplated herein and therein. All requisite action on the part of Purchaser has been taken to authorize the execution and delivery of this Agreement.

4.3 No Conflicts; Consents. The execution and the delivery by Purchaser of this Agreement does not, and the consummation of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not, (a) conflict with or violate the articles of organization or operating agreement of Purchaser, (b) conflict with or violate, result in a material breach of, constitute a material default (with or without notice or lapse of time, or both) under or violation of, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien pursuant to any note, bond, mortgage, indenture, lease, sublease, contract or other agreement or instrument, permit, concession, franchise, license, sublicense or Law applicable to Purchaser or any of its properties or assets.

ARTICLE V

COVENANTS OF THE SELLER AND PURCHASER; POST-CLOSING MATTERS

5.1 Further Assurances. Seller shall, from time to time, at the request of Purchaser, and without further consideration, execute and deliver such instruments of transfer, conveyance and assignment in addition to those delivered, and take such other actions, as may be reasonably necessary to assign, transfer, convey and vest in Purchaser, and to put Purchaser in possession of, the Assets, including but not limited to obtaining any and all required consents of third parties which Seller has not obtained as of the Closing Date. Seller will use its commercially reasonable efforts to obtain for Purchaser any and all consents of third parties which Seller has not obtained as of the Closing Date. Seller further agrees to provide information pertaining to the Assets as may be reasonably requested by Purchaser. Each Party shall

cooperate with the other to transfer all Assets, including State licenses, inventory, equipment, software, data and other information maintained by Seller, to Purchaser.

5.2 Tax Liability.

(a) Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Business and Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Seller, the making of any election relating to Taxes, the preparation for any audit by any Taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Purchaser and Seller shall retain all books and records with respect to Taxes pertaining to the Assets for a period of at least seven (7) years following the Closing Date (the "***Seven Year Period***"). At the end of the Seven Year Period, each party hereto shall provide the other with at least ten (10) days prior written notice before transferring, destroying or discarding any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. If Seller elects to undergo a voluntary dissolution as a corporation prior to the end of the Seven Year Period, prior to such dissolution, Seller shall notify Purchaser or one of its Affiliates or designees before such dissolution and before transferring, destroying or discarding any such books and records, during which period Purchaser or one of its Affiliates or designees receiving such notice can elect to take possession, at its own expense, of such books and records. Purchaser and Seller shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Assets or the Allocation Schedule.

(b) To the extent not otherwise provided in this Agreement, Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Assets attributable to the Pre-Closing Tax Period. All Property Taxes levied with respect to the Assets for the Straddle Period shall be apportioned between Purchaser and Seller based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Purchaser or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.2(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Purchaser or Seller makes any payment for which it is entitled to reimbursement under this Section 5.2(b), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(c) All Transfer Taxes will be borne equally by Purchaser and Seller. Purchaser and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary and will otherwise cooperate so as to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.

(d) Seller shall promptly notify Purchaser in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to an Encumbrance on the Assets or the Business. Each of Purchaser and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation Schedule.

5.3 Collection of Accounts Receivable. Seller shall be entitled to collect all Accounts Receivable pending as of the date of this Agreement.

5.4 Use of Company Name. Purchaser shall not use, and shall not permit any Affiliate to use, the name Blüm, or any name reasonably similar thereto from and after the date of this Agreement or a date when any necessary approval from the State of Nevada, Clark County, City of Las Vegas, or any Governmental Authority is needed to allow Purchaser to change the name of the Business.

5.5 Conduct of Business Pending the Closing. After the execution and delivery of this Agreement and until the Closing, except as otherwise permitted by this Agreement or as provided by the prior written consent of the Purchaser, the Business will be conducted and the Assets operated only in the ordinary course of business consistent with past practices, which shall include, without limitation, operating in compliance with all applicable Laws, regulations and administrative orders of Governmental Authorities.

5.6. Management Agreement. On the date hereof, Seller and Purchaser shall enter into a Management Agreement for the Business on terms and conditions mutually acceptable to Seller and Purchaser. This Agreement and the Management Agreement are contingent upon each other. If the parties terminate this Agreement pursuant to the terms of this Agreement, then the Management Agreement will also terminate.

ARTICLE VI

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

6.1 "***Accounts Receivable***" shall mean all accounts and notes receivable payable to Seller solely to the extent generated by the Business as conducted by Seller prior to the Closing Date, and other rights to payment and the full benefit of any security therefor, whether billed or unbilled.

6.2 "***Affiliate***" shall mean a Person that directly or indirectly through one or more intermediaries is controlled by, or is under common control with, another Person.

6.3 "***Encumbrances***" shall mean any and all restrictions on or conditions to transfer or assignment, claims, liabilities, licenses, liens, pledges, mortgages, options, restrictions, rights of first refusal, security interests and encumbrances of any kind, whether accrued, absolute, contingent or otherwise and whether voluntarily or involuntarily incurred or arising by operation of Law.

6.4 "***GAAP***" shall mean generally accepted accounting principles in the United States.

6.5 "***Governmental Authority***" shall mean any court, or any federal, state, municipal, provincial or other governmental authority, department, commission, board, service, agency, political subdivision or other instrumentality.

6.6 "***Knowledge***" shall mean, with respect to Seller, the current actual knowledge, after reasonable inquiry, of the following officers of Seller: Derek Peterson and Michael Nahass; provided, however, that any such reasonable inquiry shall not include any inquiry, investigation or review of any third party docket search, including patent or trademark records or any other similar third party source of information.

6.7 "***Law***" shall mean all applicable federal, state, provincial and local laws, ordinances, rules, statutes, regulations, and all orders, writs, injunctions, awards, judgments or decrees.

6.8 "***Liability***" or "***Liabilities***" shall mean any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated.

6.9 "***Permits***" shall mean any and all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents, and other approvals from any Governmental Authority.

6.10 "***Permitted Encumbrances***" shall mean statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, non-exclusive licenses of software or licenses granted by Seller in the ordinary course of its business consistent with past practice.

6.11 "***Person***" shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

6.12 "***Post-Closing Tax Period***" means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

6.13 "***Pre-Closing Tax Period***" means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

6.14 "***Premises***" shall mean the facilities located at 3650 S. Decatur, Units 6 & 7, Las Vegas, Nevada 89103.

6.15 "***Property Taxes***" shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

6.16 "***Securities Act***" shall mean the Securities Act of 1933, as amended.

6.17 "***Straddle Period***" shall mean any Tax period beginning before or on and ending after the Closing Date.

6.18 "***Tax***" or "***Taxes***" shall mean any federal, state, provincial, territorial, local, or foreign income, profits, gross receipts, capital gains taxes, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, business license, occupation, value added, goods and service, alternative or add-on minimum, estimated, or other tax or governmental charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

6.19 "***Tax Return***" shall mean a declaration, statement, report, return or other document or information with respect to Taxes.

6.20 "***Transfer Taxes***" shall mean any transfer, stamp, documentary, sales, use, registration, value-added and other similar taxes imposed by any state or political subdivision thereof on the sale of the Assets under this Agreement, or the use of the Assets immediately following the sale under this Agreement, regardless of whether the legal obligation to pay, collect or remit such taxes falls on Seller or Purchaser.

ARTICLE VII

GENERAL

7.1 Law Governing. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Nevada. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Courts of the State of Nevada and any state appellate court therefrom within the State of Nevada. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Courts of the State of Nevada and any state appellate court therefrom within the State of Nevada for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transaction may not be enforced in or by any of the above-named courts.

7.2 Assignment; Binding upon Successors and Assigns. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Purchaser may assign its rights and obligations under this Agreement to any Affiliate or a third party in the event the Necessary Approvals are not obtained without obtaining Seller's consent. Except as otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

7.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

7.4 Entire Agreement. This Agreement, the exhibits and schedules hereto, the certificates referenced herein, the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. This Agreement (including the documents and the instruments referred to herein and therein) is not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

7.5 Counterparts; Facsimile. This Agreement may be executed electronically, in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by .pdf transmission shall be deemed for all purposes to be due execution and delivery by the signing Persons.

7.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

7.7 Amendment and Waivers. Any term or provision of this Agreement may be amended,

and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

7.8 Waiver. Each party hereto may, by written notice to the others: (a) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the others, (b) waive any inaccuracies in the representations of the others contained in this Agreement or in any documents delivered pursuant to this Agreement, (c) waive compliance with any of the covenants of the others contained in this Agreement or (d) waive or modify performance of any of the obligations of the others. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

7.9 Notices. All notices and other communications hereunder will be in writing and will be deemed given (a) upon receipt if delivered personally (or if mailed by registered or certified mail), (b) the day after dispatch if sent by overnight courier, (c) upon dispatch if transmitted by telecopier, email, or other means of facsimile transmission (and confirmed by a copy delivered in accordance with clause (a) or (b)), properly addressed to the parties at the following addresses:

If to Purchaser:

Natural Medicine, LLC
3025 East Sahara Avenue, Las Vegas, Nevada 89104
Donald Forman
don@formanautomotive.com

With copy to:
Jeffery A. Bendavid, Esq.
7301 Peak Drive
Suite 150
Las Vegas, NV 89128
jbendavid@bendavidfirm.com

If to Seller:

MEDIFARM LLC
2040 Main Street, Suite 225
Irvine, CA 92614
ATTN: CEO
Email: Derek@terratechcorp.com

Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

7.10 Construction and Interpretation of Agreement.

(a) The parties hereto and their respective attorneys have negotiated this Agreement, and the language hereof shall not be construed for or against any party by reason of its having drafted such language.

(b) The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

(c) As used in this Agreement, any reference to any state of facts, event, change or effect being "material" with respect to any entity means a state of facts that is material to the current condition (financial or otherwise), properties, assets, liabilities, business or operations of such entity.

(d) Unless the context clearly indicates otherwise, (a) each definition in this Agreement includes the singular and the plural; (b) each reference in this Agreement to any gender includes the masculine, feminine and neuter where appropriate; (c) the words "include" and "including" and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words "without limitation"; (d) the words "hereof," "herein," "hereto," "hereby," "hereunder" and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement; and (e) each reference in this Agreement to a particular Article, Section, Exhibit or Schedule means an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless another agreement is specified.

(e) Capitalized terms shall have the meanings ascribed to them in this Agreement.

7.11 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party hereto is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party hereto. No party hereto shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party hereto shall have any power or authority to bind or commit any other. No party hereto shall hold itself out as having any authority or relationship in contravention of this Section.

7.12 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner, or employee of any party hereto or any other Person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

7.13 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transaction. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transaction, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.13.

7.14 Attorneys' Fees. Except as otherwise specifically provided herein, in any suit, action or appeal (including arbitration) to enforce this Agreement or any term or provision of this Agreement, or to interpret this Agreement, the prevailing party shall be entitled to recover its costs incurred, including reasonable attorneys' fees at trial or on appeal.

7.15 Fees and Expenses. Except as set forth in Section 7.14, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the

party incurring such expenses, whether or not the transaction is consummated.

7.16 Confidentiality and Publicity. Unless otherwise permitted by this Agreement or as required by applicable law, rule or regulation, Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld); provided, however, that Purchaser and Seller have the right to disclose the Transaction to third parties as may be necessary in order to obtain any necessary third party consents or permissions to take any other actions necessary to consummate the Transaction.

7.17 Bulk Transfer Laws. Notwithstanding anything to the contrary herein, Purchaser acknowledges that Seller will not comply with any bulk transfer Laws of any jurisdiction in connection with the transactions contemplated hereunder.

7.18 Force Majeure. Neither party shall be deemed in breach of this Agreement or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; local, state, or federal halt or cessation of business activities; acts of terrorism; sabotage; strikes; epidemics; pandemics: riots; power failures; loss or malfunction of utility, transportation, basic services, computer (hardware, software, or internet) or telephone communication service; accidents; labor disputes; acts of civil or military authority; actions by Governmental Authorities; or inability to obtain labor, material, equipment or transportation; provided, however, that in the event of a failure or delay, the parties shall use their best efforts to ameliorate the effects of any such failure or delay.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

MEDIFARM LLC

By: ______________________

Name: Derek Peterson

Its: Manager

NATURAL MEDICINE L.L.C.

By: ______________________

Name: Donald C. Forman

Its: Manager

Exhibit A

Note and Security Agreement